Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE

JANUARY 27, 2014

CONTACT: ERIC J. DOSCH, CFO
985.375.0308

FIRST GUARANTY BANCSHARES, INC.
REPORTS YEAR END 2013 EARNINGS

First Guaranty Bancshares, Inc. (“the Company”) of Hammond, Louisiana, a $1.4 billion bank holding company announced its financial results for the year ended December 31, 2013. The unaudited financial results reveal another strong and profitable year for First Guaranty. Net income for the year ending December 31, 2013 totaled $9,146,000.  In a year of transition of assets from the investment portfolio to the loan portfolio, net income available to shareholders totaled $8,433,000 for 2013 compared to $10,087,000 for 2012.  As the loan portfolio grew from $629 million as of December 31, 2012 to $703 million as of December 31, 2013, First Guaranty Bank achieved its Small Business Lending Fund growth goals to reduce the preferred dividend rate to 1.0%.  This achievement resulted in a reduction of the preferred dividends on the SBLF funds from $1,972,000 in 2012 to $713,000 for 2013, a reduction of $1,259,000.

Retained earnings increased $4,407,000 to $47,478,000 as of December 31, 2013. Dividends to shareholders were paid in the amount of $0.64 per common share.  First Guaranty Bank has paid common dividends for 82 consecutive quarters.

While strong profitability results were posted, First Guaranty continued to show significant improvement in asset quality. The total nonperforming assets decreased from $23,537,000 at December 31, 2012 to $18,256,000 at December 31, 2013, a reduction of $5,281,000. Nonaccrual loans improved significantly as they decreased to $14,485,000 at December 31, 2013 compared to $20,688,000 at December 31, 2012.

The Company’s capital continued to reflect a well-capitalized position. Tier One leverage capital to average total assets was 9.14% and 9.24% for 2013 and 2012, respectively. Total risk-based capital to risk-weighted assets for 2013 and 2012 were 14.70% and 15.31%, respectively.

President and CEO Alton Lewis noted, “Our goal for 2013 was to continue building a fortress balance sheet making First Guaranty safer and stronger while at the same time driving profitability for our shareholders. Our work is not yet done; but, we continue to make great strides improving our asset quality, our capital position, and, at the same time, provide returns on our shareholders investments through dividends.”